Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES APPOINTMENT OF

MARTIN COLE TO ITS BOARD OF DIRECTORS

IRVINE, Calif. — Dec 1, 2014 — Western Digital® Corp. (NASDAQ: WDC) announced today the appointment of Martin Cole to its board of directors. Mr. Cole was also appointed to serve as a member of the board’s audit committee. Before retiring earlier this year, Mr. Cole, 58, served in several senior executive leadership positions during a 34-year career at Accenture. Mr. Cole will be subject to re-appointment at the next Western Digital annual meeting of shareholders. His appointment to the board brings WDC’s board membership to nine, eight of whom are independent.

“I am very pleased to welcome Marty to the Western Digital board of directors,” said Tom Pardun, chairman of the board. “His broad-based general management experience in leading several of Accenture’s business units will be invaluable to our board as Western Digital and the storage ecosystem continue to evolve. His knowledge of application software and cloud-based platforms and systems will be especially pertinent as our company continues to grow its capabilities in cloud-based storage solutions.”

Most recently, Mr. Cole served as chief executive officer of Accenture’s Technology Group, with responsibility for the full range of the firm’s technology consulting and outsourcing solutions and delivery capabilities, including its Global Delivery Network. He led technology innovation, including the Accenture Technology Labs, the Accenture software business, and development of emerging technology solutions, including Cloud solutions.

Mr. Cole joined Accenture in 1980 and also served as chief executive of the Communications, Media & Technology operating group, chief executive of the Public Service operating group and as global managing director of the Outsourcing & Infrastructure Delivery group. Prior to this, he held numerous leadership positions in Accenture’s Public Service operating group.

Mr. Cole serves as a director for Cloudera and the Avon Old Farms School in Avon, CT.

Western Digital Announces Appointment of Martin Cole to Its Board of Directors

About Western Digital

Founded in 1970, Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is an industry-leading developer and manufacturer of storage solutions that enable people to create, manage, experience and preserve digital content. Its HGST and WD® subsidiaries are long-time innovators in the storage industry. Western Digital Corporation is responding to changing market needs by providing a full portfolio of compelling, high-quality storage products with effective technology deployment, high efficiency, flexibility and speed. Our products are marketed under the HGST, WD and G-Technology™ brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand. Other marks may be mentioned herein that belong to other companies.